Exhibit 99.1

Tallgrass Energy CEO to Present at EMG Investor Conference

LEAWOOD, Kan.--(BUSINESS WIRE)--September 25, 2015--Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP) ("Tallgrass") today announced that the President and Chief Executive Officer of their respective general partners, David G. Dehaemers, Jr., will make a presentation to the investors of The Energy & Minerals Group on September 30, 2015 in Houston, Texas. Related slides will be posted on Tallgrass's website on September 30, 2015. TEP unitholders, TEGP shareholders and other interested parties are invited to view those materials under the investor relations sections at www.tallgrassenergy.com.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through its Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. It provides crude oil transportation to customers in Wyoming, Colorado and the surrounding regions through its membership interest in Tallgrass Pony Express Pipeline. TEP also provides services for customers in Wyoming through Tallgrass Midstream at its Casper and Douglas natural gas processing and its West Frenchie Draw natural gas treating facilities and provides water business services to customers in Colorado and Texas through BNN Water Solutions. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com